Exhibit 10-20

 ARTISTIC GREETINGS INCORPORATED AND VALASSIS COMMUNICATIONS, INC.

                AMENDMENT TO ADVERTISING AGREEMENT


     The  Advertising  Agreement, dated as of the 30th day of May, 1995, by

and  between  ARTISTIC  GREETINGS   INCORPORATED,  a  Delaware  Corporation

(hereinafter "ARTISTIC"), and Valassis  Communications,  Inc.,  a  Delaware

Corporation  (hereinafter "Valassis") (a copy of which is attached hereto),

is hereby amended as follows:



          Section 3(b) is hereby amended in its entirety as follows:

          (b) "For any PSI advertising placed by ARTISTIC under this Agreement, ARTISTIC shall pay Valassis the applicable prices as set forth herein. Commencing on January 1, 1997, Valassis shall have the right to increase the applicable prices as set forth in Schedule 1 hereto, on January 1, 1997, and then on the anniversary date of the execution of this Agreement, no more than 3% each time during the term hereof, provided, however, that if the price at which Valassis would have sold the space purchased by Artistic to a third party drops materially below the applicable price set forth in Schedule 1 hereto such that the Schedule 1 price then in effect is uncompetitive, the parties shall negotiate in good faith toward a reasonable decrease in the Schedule 1 price then in effect. If the parties cannot agree on such an adjustment, the Schedule 1 price then in effect shall remain in force. For any other newspaper supplement or similar advertising, including, without limitation, ROP and C&D County Inserts, placed by ARTISTIC under this Agreement, ARTISTIC shall pay Valassis the market prices for such products."


     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the 28th day of June, 1996.



ARTISTIC GREETINGS INCORPORATED Valassis Communications, Inc.


By:/s/ Thomas C. Wyckoff        By:/s/ Robert L. Recchia

Title: SVP and General Counsel  Title: CFO